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                                    FORM 8-K



                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

                        Date of Report (Date of Earliest
                       Event Reported):  January 21, 1994



                        CHIQUITA BRANDS INTERNATIONAL, INC.
            --------------------------------------------------------
             (Exact name of registrant as specified in its charter)

             New Jersey              1-1550              04-1923360
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          (State or other            (Commission         (IRS Employer
           jurisdiction of            File Number)        Identification No.)
           incorporation)
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                 250 East Fifth Street, Cincinnati, Ohio  45202
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Registrant's telephone number, including area code:  (513) 784-8011






                             There are no Exhibits.
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                    INFORMATION TO BE INCLUDED IN THE REPORT


Items 1, 2, 3, 4, 6, 7 and 8 are not applicable and are omitted from this report.

Item 5.  Other Events

        The Company has made the following disclosures in a shelf Registration
Statement on Form S-3 No. 33-51995 filed with the Securities and Exchange
Commission relating to an aggregate of $300,000,000 of debt securities, preferred stock and common stock. The Registration Statement, which also constitutes Post-Effective Amendment No. 1 to Registration Statement 33-43946
was filed on January 21, 1994, with a deemed filing date of January 24, 1994 with respect to the remaining $100,000,000 of unsold securities thereunder.

                              RECENT DEVELOPMENTS

EUROPEAN COMMUNITY BANANA REGULATION

         On July 1, 1993, the European Community ("EC") implemented a new quota effectively restricting the volume of Latin American bananas imported into the EC to approximately 80% of prior levels. The quota is administered through a licensing system. Challenges to the quota and many matters regarding implementation and administration of the quota remain to be resolved. In May
1993, the principles underlying the new regulation that discriminate against Latin American banana exporting countries in favor of certain African, Caribbean and Pacific countries were ruled illegal under the General Agreement on Tariffs and Trade ("GATT") by a GATT dispute settlement panel. In December
1993, EC representatives discussed a tentative, even more discriminatory proposal with a few Latin American banana producing countries. The tentative proposal was rejected by an overwhelming majority of the Latin American countries. As widely reported in the press, in January 1994 a GATT dispute settlement panel ruled on a second lawsuit against the current EC regulation in favor of the Latin American countries. GATT rulings in favor of the Latin
American countries could result in an increase in the total volume of Latin
American bananas, including banana volume of the Company, which could be imported under the quota. However, there can be no assurance that the EC will comply, or the manner in which it would comply, with such rulings. (See
"Results of Operations" below for discussion of the impact of the EC quota on current operations.)

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RESULTS OF OPERATIONS

         Net sales for the third quarter of 1993 of $552 million and first nine months of 1993 of $1.966 billion declined from the comparable prior year amounts of $612 million and $2.102 billion primarily as a result of lower banana volumes and prices. Nevertheless, for the third quarter of 1993, the Company reported a reduced net loss of $25.9 million, or $.50 per share, compared to a 1992 third quarter net loss of $79.4 million, or $1.55 per share
(including a loss on discontinued operations of $7.5 million, or $.15 per share). For the nine months ended September 30, 1993, the Company reported net income of $9.3 million, or $.18 per share, as compared to a net loss of $90.6 million, or $1.74 per share, in the same period of 1992 (which included a loss on discontinued operations of $21.4 million, or $.41 per share). This improvement is attributable to the continuing benefits of Chiquita's multi-year investment spending program and the ongoing impact of its restructuring and cost reduction efforts. These programs address all aspects of the banana business including a decreased reliance on high-cost purchased fruit, enhanced production practices, shipping fleet realignment, reorganization and consolidation of marketing organizations, and overhead reductions.

         Since imposition of the new EC quota regime on July 1, 1993, prices within the EC have increased to a higher level than the levels in prior years.
Banana prices in other worldwide markets have been lower than in previous years, as displaced EC volume has entered those markets.

         The favorable cost comparisons achieved during the first nine months of 1993 as a result of the Company's investment spending and cost reduction programs have continued throughout the fourth quarter. Fourth quarter banana price levels in the EC remained higher than pre-quota price levels of the 1992 fourth quarter. However, EC prices weakened during the fourth quarter from earlier post-quota levels partially as a result of the EC's late issuance of fourth quarter import licenses and its announcement of an expiration date for these licenses that was earlier than marketplace expectations. The Company expects that, absent unforeseeable factors, it will report a 1993 fourth quarter loss which is sizable, but considerably less than the $1.77 per share loss from continuing operations (excluding restructuring and reorganization charges) for the same period in 1992.

         Chiquita also expects that the improved cost trend will continue into 1994. In addition, the EC quota impact could cause first half 1994 banana prices in the EC to exceed pre-quota first half 1993 levels as they have since implementation of the quota. First half 1994 prices outside the EC could continue at levels lower than in previous years as they have since implementation of the quota, although the continuing growth in per capita consumption of bananas outside the EC could mitigate any such decline.

DISCONTINUED OPERATIONS

         During the fourth quarter of 1992, after evaluation of reorganization plans announced earlier that year and completion of other preparatory actions, the Company adopted a plan of disposal for all remaining Meat Division operations.  Accordingly, these operations were classified as discontinued
operations and were deconsolidated.  (See Note 3 to the Company's Consolidated
Financial Statements for the year ended December 31, 1992, incorporated by reference into the Company's Annual Report on Form 10-K for such year.)
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         Pursuant to the plan, the Company immediately completed the sale of a major fresh pork processing facility in December 1992.

         During 1993, the Company engaged in extensive activity with respect to execution of the balance of its disposal plan. Numerous proposals for the purchase of individual components of the Meat Division were received from a larger number of buyers than originally expected. Although progress under the plan has been slower than anticipated, partially as a result of the Company evaluating all these proposals in the interest of maximizing shareholder value, the Company has made significant progress in the implementation of its disposal plan. This progress includes:

o successful ongoing cost reduction efforts that have contributed to the improvement in Meat Division operating results to approximately breakeven levels for 1993.

o progress toward obtaining further substantial cost reductions for 1994 and beyond relating to retiree medical costs. In June 1993, the Company received a favorable court ruling on its previously filed litigation that confirms its right to unilaterally reduce medical benefits of retired hourly employees. This ruling is being appealed by the union and a hearing on the appeal is scheduled for February
         1994.

o receiving subsidies and concessions from the State of South Dakota and the City of Sioux Falls that will enhance the operating profitability of the Sioux Falls plant. These incentives were offered in September
         1993 by newly installed state and city administration officials who took office in April 1993 after their predecessors, including the Governor of South Dakota, were killed in a plane crash on their return from a meeting to discuss incentives with Company and Meat Division representatives.

o obtaining financial incentives and concessions in November 1993 from the City of Sioux City, Iowa and the local labor union to enhance the salability of the Sioux City pork processing plant as an operating facility.

o        signing a letter of intent in December 1993 for the sale of the entire
         Specialty Meat Group. The Company is presently negotiating with this buyer and expects to complete the sale of this group in the first half of 1994.

o obtaining a new stand-alone revolving credit facility in June 1993 to fund the Meat Division's working capital needs.

         The Company also continues to be engaged in vigorous marketing efforts with respect to the remaining Meat Division operations that now reflect improved prospects as a result of the favorable developments described above.
It expects to complete the divestitures of these operations by the end of 1994.
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         The Company has reevaluated its provision for loss on discontinued
operations recorded in 1992 and believes it is adequate to provide for any losses on disposition.  The developments during 1993 regarding the Company's
Meat Division have not had and are not expected to have a material adverse effect on the Company's liquidity, financial condition or results of operations.

         Net sales from discontinued operations for the nine months ended
September 30, 1993 were approximately $1.2 billion.
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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  January 24, 1994           CHIQUITA BRANDS INTERNATIONAL, INC.


                                           By /s/ William A. Tsacalis
                                              -----------------------------
                                              William A. Tsacalis
                                              Vice President and Controller